Exhibit 11(c)


INDEPENDENT AUDITORS' CONSENT


We consent in this Post-Effective Amendment No 83 to Registration Statement No. 33-8214 of Standish International Equity Fund Series of Standish, Ayer & Wood Investment Trust to the reference to us under the heading "Experts and Financial Statements" appearing in the Statement of Additional Information, which is a part of such Registration Statement.


Deloitte & Touche LLP
Boston, Massachusetts
November 12, 1997